Exhibit 4
NOTICE TO REGISTERED SHAREHOLDERS
REGARDING QUARTERLY AND ANNUAL REPORTS
AND CONSENT TO ELECTRONIC DELIVERY OF DOCUMENT
Dear Shareholder,
As a registered shareholder of Ivanhoe Energy Inc. (the “Company”), you are entitled to receive our annual and interim financial statements. If you do not wish to receive the interim financial statements, please complete the bottom of this notice and return to our Transfer Agent and Registrar, CIBC Mellon Trust Company, by facsimile, mail or by submitting your request electronically at www.cibcmellon.com/investorinquiry. Your name will then be removed from the mailing list maintained by CIBC Mellon Trust Company. Please be assured that if you elect not to receive our interim financial statements you will still receive annually our annual financial statements, Notice of Annual Meeting, Management Information Circular and a Proxy Form.
If you elect not to receive our interim financial statements your election will not be effective until you notify CIBC Mellon Trust Company of a change to your election. You may change your election with respect to the financial statements at any time by contacting CIBC Mellon Trust Company at the address noted below. We will send you a similar election notice each year.
In addition if you wish to receive delivery of certain of the Company’s corporate documents via the Internet rather than by mail, please check that preference on the bottom of this notice or enrol online at www.cibcmellon.com/electronicdelivery. The Company code number is 0435B.

Financial Statements Election Notice		(PLEASE PRINT)

To:	CIBC Mellon Trust Company	Name
PO Box 7010

Adelaide Street Postal Station
	Toronto, ON M5C 2W9	Address

Canada
Fax: (416) 643-3135

ELECTRONICALLY: www.cibcmellon.com/investorinquiry
Postal/Zip Code

I do not wish to receive the following financial statements of Ivanhoe Energy Inc.:		Country

Email Address

☐	Interim Financial Statements

Please remove my name from the mailing list for Ivanhoe Energy Inc. for the indicated financial statements.

I understand that this election notice will be effective until I notify CIBC Mellon Trust Company of a change in my election and that I may change my election at any time by contacting CIBC Mellon Trust Company at the address noted above.

CHECK ONE:

☐	By Mail
☐	By electronic delivery. I have read and understood the terms of this Consent set forth on the reverse side of this notice and I consent to the electronic delivery of the Documents indicated in Item 1 on the reverse side of this notice.

(See Reverse Side)

SHAREHOLDER CONSENT TO DELIVERY OF ELECTRONIC MATERIALS
Ivanhoe Energy Inc. (the “Company”) is introducing a voluntary option for the delivery of Company documents to its shareholders (“Shareholders”) by electronic means rather than traditional mailing of paper copies. This option allows the Company to provide its shareholders a convenient method of receiving materials meant to increase timeliness for Shareholders, provide benefits to our environment and reduce costs.
I consent to the electronic delivery of the documents listed below that the Company elects to deliver to me electronically, all in accordance with the terms hereof. The consent granted herein will last until revoked by the Shareholder.
1.   The following documents that are filed with securities regulators and mailed to other Shareholders will at the same time be delivered electronically to me (collectively referred to as the “Documents” or each of them as a “Document”):
a) annual reports including financial statements;
b) quarterly reports, including financial statements;
c) notices of meetings of shareholders, management information circulars and forms of proxy; and
d) such other disclosure documents that the Company makes available by electronic means.
2.   The Documents will be delivered to you by the Company by making them available for your viewing, downloading and/or saving on the Internet website www.ivanhoeenergy.com (the “Website”).
A Shareholder must then go to “Investor Information” and “Financial Reports” and locate the document of interest for viewing.
The Company will advise you by e-mail when the documents are available on the Website.
3.   The viewing, downloading and/or saving of a Document requires me to use:
a) a computer with a 486/33 processor (or MacIntosh LC III) or higher with at least 16 megabytes of RAM (Random Access Memory) and Windows 3.1;
b) access to an Internet service provider;
c) the program Netscape Navigator 3.0 (or higher) or Microsoft Internet Explorer 3.0 (or higher);
d) the program Adobe Acrobat Reader 3.0 (or higher) to read the material; and
e) an electronic mail account to receive notification.
For Shareholders without Adobe Acrobat Reader, a link will be provided to allow the downloading of this program. Accordingly, I acknowledge that I understand the above technical requirements and that I possess the technical ability and resources to receive electronic delivery in the manner outlined in this “Consent to Electronic Delivery of Documents”.
4.   I acknowledge that I may receive at no cost a paper copy of any Document to be delivered if the Company cannot make electronic delivery available or if I contact the Company’s transfer agent, CIBC Mellon by telephone at (866) 781-3111, regular mail at Ivanhoe Energy Inc. c/o CIBC Mellon Trust Company, PO Box 1900, Vancouver, BC V6C 3K9 or via electronic mail at inquiries@cibcmellon.com. I further acknowledge that my request of a paper copy of any Document does not constitute revocation of this “Consent to Electronic Delivery of Documents”.
5.   The Documents will be posted on the Website for delivery for a period of time corresponding to the notice period stipulated under applicable legislation and the Documents will remain posted on the Website thereafter for a period of time which is appropriate and relevant, given the nature of the document.
6.   I understand that my consent may be revoked or changed at any time by notifying the Company’s transfer agent of such revocation or changed by telephone, regular mail or e-mail as specified in paragraph 4 above.
7.   I understand that the Company maintains in confidence the personal information I provide as a Shareholder and uses it only for the purpose of Shareholder communication.
8.   I understand that I am not required to consent to the electronic delivery of Documents. I have read and understand this “Consent to Electronic Delivery of Documents” and I consent to the electronic delivery of Documents on the foregoing terms.
I have read and understand this “Consent for Electronic Delivery of Documents” and consent to the electronic delivery of the Documents on the terms outlined above.